Exhibit (c) 1



For release: Aug. 3, 1998

Edison Mission to acquire 1,884-MW Homer City Electric
  Generating Station


      Morristown, N.J. -- GPU Inc. (GPU) and NGE Generation Inc. today announced they have selected Edison Mission Energy to acquire the 1,884-megawatt Homer City Generating Station, which is located approximately 45 miles northeast of Pittsburgh, Pa.

      GPU and NGE Generation, an affiliate of New York State Electric & Gas Corp. (NYSEG) and wholly owned subsidiary of Energy East Corp., are co-owners of the station, operated by GPU Generation Inc. on behalf of the owners.

      Edison Mission Energy, an Edison International company With headquarters in Irvine, Calif., will pay approximately $1.8 billion for the plant. As one of the world's leading global power producers, Edison Mission Energy has interests in more than 10,000 MW of generating capacity.

      Homer City Station is one of the lowest cost coal-fired generation facilities in the Middle Atlantic region of the United States. It is the only station with direct connection to both the New York Power Pool and the Pennsylvania/New Jersey/Maryland power market.

      "We are pleased that a company of Edison Mission Energy's stature and capabilities has purchased this strategic asset," said Fred D. Hafer, chairman, president and chief executive officer of GPU. "We are also pleased for employees that the station is being sold to a company that plans to grow in the emerging competitive generation market.

      "We appreciate that Edison Mission recognizes the unique characteristics that will make Homer City an extremely valuable asset in the competitive electric generation market."

      According to Wes von Schack, Energy East's chairman, president and chief executive officer, "The joint sale process with GPU has produced a positive result for Energy East shareholders and NYSEG customers by mitigating stranded costs."

      Von Schack said further, "The proceeds from the sale will be used for the repurchase of common stock and for expanding our energy distribution network throughout the Northeast."

      Edison Mission Energy will assume the current collective bargaining agreement covering the station's employees. Edison Mission Energy also will have the option of offering positions to the support staff of Homer City, operated by GPU Generation, headquartered in Johnstown, Pa.

      GPU and NGE Generation expect the sale, which is subject to approval by the Pennsylvania Public Utility Commission, the New York Public Service Commission and other regulatory agencies, to be completed in the first quarter of 1999.

      GPU announced in October 1997 that it was exiting the generation business and is in the process of divesting its fossil-fueled and hydroelectric generating facilities. GPU expects to announce the winning bidder or bidders for the remainder of its assets by the end of this year.

      In mid-July GPU announced an agreement in principle to sell its Three Mile Island Unit 1 Nuclear Generating Facility near Harrisburg, Pa., to AmerGen Energy Co., a joint venture between PECO Energy Co. and British Energy.

      GPU Inc., an electric utility holding company, recorded operating revenues of $4.1 billion in revenues in 1997. GPU Energy is the trade name for the three operating utility subsidiaries of GPU Jersey Central Power & Light Co., Metropolitan Edison Co. and Pennsylvania Electric Co. which provide customer service transmission and distribution services to nearly 2 million customers in Pennsylvania and New Jersey.

      The GPU International Group has ownership and interests in facilities in six electricity distribution and supply businesses in England and Australia and has generating facilities in six foreign countries.

      The generation operations of GPU are conducted by GPU Generation and GPU Nuclear. Corporate functions are performed by GPU Service.

      Energy East Corp. is the parent company of NGE Generation and NYSEG, an energy-delivery company serving 815,000 electricity customers and 240,000 natural gas customers across more than one-third of New York State.




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Contact:

      GPU - Larry O'Reilly, 814-533-8846
      GPU - Cindy Abram, 814-533-8450